EXHIBIT 19.1
Jack Henry & Associates, Inc.
Trading In Company Securities Policy
May 2023

Purpose and Scope
This Trading in Company Securities Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Jack Henry & Associates, Inc. (the “Company”) and the handling of confidential information about the Company and companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who trade on the basis of that information.

This Policy applies to (i) directors, officers and employees of the Company, (ii) the Family Members (as defined below) of directors, officers and employees of the Company, and (iii) contractors and consultants of the Company who have access to material nonpublic information concerning the Company (collectively, “Insiders”). This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

The Insider Trading Policy
General Prohibition on Insider Trading
No Insider who is aware of material nonpublic information relating to the Company shall, directly or indirectly, (a) engage, or permit any Family Member to engage, in a transaction in Company Securities, except as otherwise specified in this Policy under the headings "Transactions Not Subject to Trading Restrictions"; (b) recommend the purchase or sale of Company Securities; (c) engage in any other action to take personal advantage of that information, or (d) pass that information on to others outside the Company, including family and friends. In addition, no Insider who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may take any of the actions described in clauses (a) through (d) above with respect to such company until the information becomes public or is no longer material.

Transactions that you may view as necessary or justifiable for independent reasons (such as the need to raise money for an emergency) are not excepted from this Policy. The securities laws do not recognize emergencies or other mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Other Prohibited Transactions
Certain transactions are of concern not only because of insider trading considerations, but also because of the appearance created by the transaction and the potential repercussions that the transaction may have with investors, regulators and others. The Company considers it improper and inappropriate for any Insider to engage in short-term or speculative transactions in the Company’s Securities. Therefore, Insiders may not engage in any of the following transactions:
•Short sales;
•Buying or selling Company options, puts, calls or other derivative securities;
•Hedging transactions;
•Holding Company Securities in margin accounts and/or pledging Company Securities as collateral; and
•Placing standing or limit orders with a broker to buy or sell Company Securities that have a duration in excess of three business days (except under approved Rule 10b5-1 Plans).
In addition, from time to time, the Company may determine that other types of transactions by Insiders in Company Securities shall be prohibited or shall be permitted only with prior written consent of the Administrator. See Annex A for further information on prohibited transactions.

Certain Defined Terms
“Company Securities” means the Company’s securities, including the Company’s common stock, options to purchase common stock or any other type of securities that the Company may issue.

“Family Members” of a person means such person’s spouse, family members who reside with an Insider, anyone else who lives in the person’s household and any family members who do not live in the person’s household but whose transactions in Company Securities are directed by the person or subject to the person’s influence or control (such as parents or children who consult with the Insider before they trade in Company Securities).

“Material nonpublic information” means information that a reasonable investor would consider important in deciding to purchase, hold or sell securities that has not been disclosed generally to the investing public in a manner that complies with applicable securities law (such as by a press release or an SEC filing).

There is no bright line standard for assessing materiality; rather, materiality is based on an assessment of the facts and circumstances. Determining materiality can involve a relatively low threshold. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Material information is not limited to historical facts, but may also include projections, forecasts and potential or pending transactions or developments. The following are examples of the types of information that are particularly sensitive and should be treated as material:
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•Current or future sales or revenues;
•Earnings above or below the expectations of the investment community;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Company restructuring;
•The establishment of or a change in a repurchase program for Company Securities;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of securities;
•A change in management;
•A change in auditors or notification that the auditor's reports may no longer be relied upon;
•Pending or threatened material litigation, or the resolution of such litigation;
•Pending or threatened regulatory actions;
•Development of a significant new product or process;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier;
•Any occurrence that requires notice or a filing with the SEC;
•Significant cybersecurity incidents, including a cybersecurity breach; and
•The imposition of a ban on trading in Company stock or the securities of another company.

“Section 16 Insider” means each director of the Company, the Company’s President/Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer (if a different person than the Chief Financial Officer), and each other officer of the Company designated by the Board of Directors as a Section 16 officer.

Additional Restrictions Applicable to Certain Insiders
Section 16 Insiders
The Section 16 Insiders must comply with the requirements of the Section 16 Compliance Program, set forth in Annex B hereto.

Restricted Insiders and Restricted Periods
There are certain periods during the year, including related to the close of fiscal quarters and quarterly earnings releases, when trading of Company Securities is closed to individuals on the Company’s “closed trading list.” The closed trading list shall include directors, Section 16 Insiders, and certain other employees as designated by the Administrator and the Chief Financial Officer. The individuals on the closed trading list, together with each of their Family Members, are referred to as “Restricted Insiders”. There may also be periods when all Company personnel are designated as Restricted Insiders and are restricted from trading in Company Securities. The commencement of “closed trading” periods will be announced to the relevant personnel, generally by internal e-mail. The Restricted Insiders must not trade any Company Securities during any such closed trading period. Quarterly closed trading periods will typically begin after the market closes on the eleventh day before the end of the fiscal quarter and continue until the market closes on the day of the quarterly earnings call. The Chief Financial Officer is responsible for determining and setting closed trading periods.

Pre-Clearance and Advance Notification by Section 16 Insider and Certain Other Insiders
To provide assistance in meeting Section 16 reporting requirements, monitor insider and short-swing trading concerns, and avoid even the appearance of impropriety (which could result, for example, where an officer engages in a trade while unaware of a pending major development), the Company requires that Section 16 Insiders follow a pre-clearance and advance notification procedure set forth in Annex B. In addition, the Administrator may designate certain Restricted Insiders who are not Section 16 Insiders to also follow the pre-clearance and advance notification procedure before engaging in any transaction involving Company Securities.

Transactions not Subject to Trading Restrictions
Transactions under Company Plans

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which an Insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy does apply, however, to any market sale of any restricted stock.

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option awarded under a Company plan, or to the exercise of a tax withholding right pursuant to which an Insider elects to have the Company withhold shares to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. In other words, an Insider may exercise an option at any time without having to worry about insider trading issues, but only if the Insider has the cash to pay the exercise price. A “cashless” exercise in which the broker immediately sells some of the shares to pay the exercise price would be subject to any closed trading periods and to this Policy.

401(k) Plan. This Policy does not apply to purchases of Company stock in the 401(k) plan resulting from an Insider’s periodic contribution of money to the plan pursuant to a payroll deduction election. This Policy does apply, however, to certain elections an Insider may make under the 401(k) plan, including (a) an election to increase or decrease periodic contributions that will be allocated to the Company stock fund, (b) an election to transfer an existing account balance into or out of the Company stock fund, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the Insider’s Company stock fund balance, and (d) an Insider’s election to pre-pay a plan loan if the prepayment will result in allocation of loan proceeds to the Company stock fund.

Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from an Insider’s periodic contribution of money to the plan pursuant to the election made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that the Insider elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply to an Insider’s election to participate in the plan for any enrollment period, and to an Insider’s sales of Company Securities purchased pursuant to the plan.

Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from an Insider’s reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions an Insider chooses to make to the dividend reinvestment plan, and to an Insider’s election to participate in the plan or increase the level of participation in the plan. This

Policy also applies to an Insider’s sale of any Company Securities purchased pursuant to the plan.

Other Similar Transactions. Other similar purchases of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

Transactions Not Involving a Purchase or Sale
Bona fide gifts of Company Securities are not transactions subject to this Policy. However, whether a gift is truly “bona fide” will depend on the circumstances surrounding a specific gift. The more unrelated the recipient is to the donor, the more likely the gift would be considered “bona fide” and not a “transaction.” For example, gifts to charities, churches or non-profit organizations would not be deemed to be “transactions.” However, gifts to dependent children followed by a sale of the “gifted securities” in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, may be deemed to be a “transaction” and not a “bona fide gift.”

Rule 10b5-1 Plans
Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) provides a defense from insider trading liability under Rule 10b-5 if a plan is entered into that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). Any Rule 10b5-1 Plan must be approved by the Administrator. See Annex C for further information regarding Rule 10b5-1 Plans.

Consequences
The purchase or sale of stock or other securities of a company while aware of material nonpublic information of that company, or the disclosure of material nonpublic information to others who then trade, is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the U.S. Securities and Exchange Commission (the “SEC”) and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also can impose liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

Individuals who trade on insider information (or tip information to others) can be subject to the following penalties:
•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine of up to $5 million (no matter how small the profit); and
•A jail term of up to 20 years.

The Company and its officers and managers are also subject to severe penalties if they fail to take appropriate steps to prevent illegal insider trading.

The Company considers strict compliance with this Policy to be a matter of the highest importance. Violations of this Policy could cause embarrassment and legal liability to you and the Company. Violations of the letter or spirit of this Policy will be grounds for disciplinary actions, up to and including dismissal. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish your reputation and damage your career.

Miscellaneous
Applicability to Company
Except as pursuant to a Rule 10b5-1 Plan, the Company will not engage in transactions in Company Securities while aware of material nonpublic information relating to the Company or Company Securities.

Post-Termination Transaction
This Policy continues to apply to an Insider’s transactions in Company Securities even after termination of employment. If an Insider is in possession of material nonpublic information when the Insider’s employment terminates, that Insider may not trade in Company Securities until the information has become public or is no longer material.

Individual Responsibility
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and not to engage in transactions in Company Securities while in possession of material nonpublic information. Each Insider is responsible for making sure that he or she complies with this Policy, and that any Family Member or entity whose transactions are subject to this Policy, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Administrator or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Administration of the Policy
The Company's General Counsel shall serve as the “Administrator” for the purposes of this Policy, and in the absence of the General Counsel, the Chief Financial Officer or another employee designated by the Administrator or the Board of Directors shall be responsible for administration of this Policy. All determinations and interpretations by the Administrator shall be final and not subject to further review. The Administrator may, as necessary, update the terms of this Policy from time to time as required by changes or developments in law.

Confidentiality Generally
Company personnel should not discuss internal Company matters or developments with anyone outside the Company (including in an internet-based forum), whether or not for the purpose of trading, except as required and authorized in the performance of regular Company duties or in accordance with Company policy.

The Company must also avoid selective disclosure of material nonpublic information under Regulation FD of federal securities laws. The Company has established procedures for releasing information in a manner compliant with these securities laws as outlined in the Company’s Communication Guidelines.

Questions
Anyone who has a question about this Policy or its application to any proposed transaction may seek additional guidance from the Administrator or the Chief Financial Officer.

Annex A: Prohibited Transactions
Below is further information on certain prohibited transactions. If you have any questions about any of these restrictions, please contact the Administrator.

Short Sales. Short sales of the Company’s Securities may suggest that the seller believes that the securities will decline in value, and therefore have the potential to signal the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of the Company Securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits Section 16 Insiders from engaging in short sales.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the Insider is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions. Hedging or monetization transactions can be accomplished through several possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an Insider to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company’s other shareholders. Therefore, Insiders are prohibited from engaging in any such transactions.

Margin Accounts and Pledges. Stock held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, stock pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the borrower is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, Insiders are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan. An exception may be granted where a person wishes to pledge Company Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resorting to the pledged stock. Any person who wishes to pledge Company

Securities as collateral for a loan must submit a request for approval to the Administrator at least ten business days prior to the proposed pledge.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order duration should not exceed three business days.

Annex B: Section 16 Compliance Program
[OMITTED]

Annex C: Guidelines for Rule 10B-5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person subject to the Company’s Trading in Company Securities Policy (the “Policy”) must enter into a Rule 10b5-1 plan for transactions in Company Securities (as defined in the Policy) that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions or closed trading periods. In general, a Rule 10b5-1 Plan must be adopted at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Capitalized terms not defined herein shall have the meaning given such terms in the Trading in Company Securities Policy.

As specified in the Policy, a Rule 10b5-1 Plan must be approved by the Administrator and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval one month prior to the entry into the Rule 10b5-1 Plan. No further pre-approval or clearance of transactions conducted pursuant to the Rule 10b5-1 Plan will be required, however Section 16 Insiders must provide notice of such transactions pursuant to the Section 16 Compliance Program, attached as Annex A to the Policy.

The following guidelines apply to all Rule 10b5-1 Plans:
•You may not enter into, modify, or terminate a trading program during a closed trading period or while in possession of material nonpublic information. Section 16 Insiders must make a representation in the trading plan certifying that they are not aware of material nonpublic information about the Company or its securities and that the trading plan is being adopted in good faith and not in an attempt to evade the prohibitions of Rule 10b5-1.
•All Rule 10b5-1 Plans must have a duration of at least 6 months and no more than 2 years.
•If a Rule 10b5-1 Plan is terminated, you must wait at least 30 days before trading outside of the Rule 10b5-1 Plan (and you are still subject to the other restrictions in the Trading in Company Securities Policy).
•If you are a Section 16 Insider, you may not commence sales under a trading program (or a modification of an existing trading program) until the later of (a) 90 days after the adoption (or modification) of the trading program, or (b) two business days after the disclosure of the Company’s financial results in Form 10-Q or 10-K for the fiscal quarter in which the trading program was adopted (or modified); but, notwithstanding the foregoing, this delayed period need not extend beyond 120 days after the adoption of the trading program. If you are not a Section 16 Insider, you may not commence sales under a trading program until at least 30 days following the date of establishment of a trading program, and any modification of a trading program must not take effect for at least 30 days from the date of modification.
•You may not enter into any transaction in Company Securities while the Rule 10b5-1 Plan is in effect other than subject to the Rule 10b5-1 Plan.
•You may only have a single Rule 10b5-1 Plan in place at one time.
Each Section 16 Insider also must include in a Rule 10b5-1 Plan a closed trading window for the five trading days before and one trading day after the release of quarterly earnings to avoid disclosure of trades during this period around the Company’s announcement of quarterly earnings.

Each Section 16 Insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.

None of the requirements or plan terms currently contemplated by these guidelines are exhaustive or limiting on the Company. The Company has the right to require the inclusion of additional provisions in a Rule 10b5-1 Plan, whether before or after the plan has been approved by the Administrator.